INDEX TO EXHIBITS




    Exhibit                                                       Sequentially
      No.                        Exhibit                         Numbered Page
    -------    --------------------------------------------      -------------


     99           Press Release dated October 1, 1997




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FOR IMMEDIATE RELEASE                          Contacts: Thomas J. Corcoran, Jr.
---------------------                                            President & CEO
                                                            William S. McCalmont
                                                     Senior Vice President & CFO
                                                                  (972) 444-4900

                            FELCOR SUITE HOTELS, INC.
                          ANNOUNCES SUCCESSFUL PRIVATE
                   PLACEMENT OF $300 MILLION IN LONG TERM DEBT

                   $175 Million of 73/8% Senior Notes Due 2004
                   $125 Million of 75/8% Senior Notes Due 2007

     IRVING,  TEXAS....October 1, 1997 - FelCor Suite Hotels,  Inc.  (NYSE:FCH),
today announced that FelCor Suites Limited Partnership has completed the private placement of $300 million in aggregate principal amount of its long term senior unsecured notes. Due to the favorable rates and strong market demand, the Company increased the size of its note offering from the $150 million previously announced. The notes were issued in two maturities, consisting of $175 million of 73/8% Senior Notes Due 2004 priced at 99.489% to yield 7.47% and $125 million of 75/8% Senior Notes Due 2007 priced at 99.209% to yield 7.74%, and are guaranteed by FelCor Suite Hotels, Inc. and certain of its subsidiaries. FelCor Suite Hotels, Inc. serves as the sole general partner of, and owns a 92.6% equity interest in, FelCor Suites Limited Partnership, which holds the Company's interests in 71 hotel properties.

     The approximately $294 million in net proceeds from the sale of the notes was used primarily to repay an $85 million floating rate secured term loan, to fund the $51 million purchase price of the Sheraton(R) (Society Hill) hotel in Philadelphia, Pennsylvania announced earlier today and to pay down the Company's $550 million unsecured revolving line of credit by approximately $155 million, leaving a current balance under the line of approximately $91 million. Following the application of such proceeds, the Company's consolidated indebtedness amounts to approximately $428 million, of which approximately 90% is fixed rate debt and 10% is floating rate debt. In addition, the Company has reduced its consolidated secured indebtedness to approximately $12 million, leaving the Company with unencumbered assets of approximately $1.6 billion, at cost.

     "We believe that the addition to our capital structure of this attractively priced fixed-rate long term debt is an important part of our conservative capital strategy," said Thomas J. Corcoran, Jr., FelCor's President and CEO. "The use of low-cost debt provides a means of reducing our cost of funds and enhancing returns to our shareholders."

                                    - more -




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Placement of $300 Million in Senior Notes
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     FelCor Suite  Hotels,  Inc.,  which was formed in July 1994 by the founding
President of Embassy Suites(R) hotels, Hervey A. Feldman, and his partner and long-time hotel and restaurant executive Thomas J. Corcoran, Jr. is the only real estate investment trust (REIT) focusing on upscale, full-service, all-suite hotels and is the world's largest owner of Embassy Suites hotels. Its current portfolio of 71 hotels contains an aggregate of 17,486 suites and rooms and consists of 51 Embassy Suites hotels (of which 27 were converted from other brands), one hotel in the process of conversion to an Embassy Suites hotel; 12 Doubletree Guest Suites(R) hotels; six Sheraton hotels (four of which are up-scale, full-service traditional non-suite hotels); and one Hilton Suites(R) hotel. FelCor's total market capitalization is in excess of $2.2 billion.



     With the exception of historical information, the matters discussed in this news release include "forward looking statements" within the meaning of the federal securities laws and are qualified by cautionary statements contained herein and in FelCor's filings with the Securities and Exchange Commission.



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